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                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
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[ ]  Definitive Proxy Statement
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                                  GLIATECH INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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         On July 7, 2000, an article was published in the Cleveland Plain
Dealer, the text of which is set forth below. Such article may be deemed a solicitation under the rules and regulations of the Securities Exchange Act of 1934 by or on behalf of Gliatech Inc. The direct and indirect interests of executive officers and directors, including, without limitation, their beneficial ownership of common stock of Gliatech may be found in the joint proxy statement/prospectus filed on registration statement on Form S-4 (registration number 333-39546) with the Securities and Exchange Commission on June 16, 2000. Stockholders of Gliatech Inc. should read the joint proxy statement/prospectus in the form currently available as well as the definitive form of the proxy statement when it is available because it contains important information. All investors in Gliatech may obtain a copy of the joint proxy statement/prospectus without charge from the web site maintained by the Commission at http://www.sec.gov. In addition, investors may obtain copies of these documents as well as documents incorporated by reference to the joint proxy statement/prospectus by contacting:

                                  Gliatech Inc.
                                  23420 Commerce Park Road
                                  Cleveland, Ohio 44122
                                  Attention:  Corporate Secretary
                                  (216) 831-3200

         A crowd of suitors

         Gliatech talked with 4 firms before sale to Guilford

         The mating dance between Beachwood's Gliatech Inc. and its buyer, Guilford Pharmaceuticals Inc., was anything but a two-party tango.

         In fact, a veritable crowd of suitors inquired about buying Gliatech, a biotechnology company that makes gels used to prevent scarring after surgery, before it announced May 30 that it would sell out to Guilford in a stock deal.

         Gliatech talked to four other companies about a possible sale - and one about a possible purchase - before embracing Guilford.

         The match also had at least one bump along the way: Gliatech managers rejected Guilford's first offer, saying it was too low.

         The extended discussions were described in the preliminary registration statement Guilford has filed with regulators prior to votes by both companies' shareholders on the proposed merger. Those haven't been scheduled yet but should be held by September.

         The saga began last August, when Gliatech managers recommended to the board that the company consider possible alliances and dispositions as part of what Chief Financial Officer Rodney E. Dausch yesterday said was "a hard strategic look" at the business.

         "From time to time, you have to sit back and take stock of your long-term objectives and look at all the alternatives," said Robert P. Pinkas, a Gliatech director and former chairman.

         Gliatech began by contacting "Company A" - it doesn't disclose any of the would- be-suitors or targets - to discuss a possible purchase of that company, Dausch said.

         Last fall, the company discussed a combination with two others Dausch said were looking to buy Gliatech.

         Only in November did an investment bank suggest to Guilford CEO Dr. Craig R. Smith that there might be a fit between Gliatech and Guilford. Gliatech CEO Thomas O. Oesterling then met with Smith in January.

         Two other would-be buyers surfaced later, and Gliatech had three separate discussions with one of them.

         Dausch said that Gliatech didn't make overtures to others that it was for sale and never received any offer other than Guilford's.

         "It wasn't that we were comparing deal a, b, c and d," he said. "We had had discussions with those companies, but it never got to a point where we had any formal offers or agreements."

         Guilford, which is based in Baltimore, is in its summer shutdown this week, and officials there weren't available to comment.

         Dausch said Gliatech is an attractive partner because "we have revenues," in contrast with many other small technology companies.

         Dausch also speculated that the regulatory problems Gliatech experienced last year may have contributed to interest by suitors.

         Last September, the Food & Drug Administration issued a warning letter to Gliatech's Dutch contract manufacturer regarding its quality systems. That led to a ban on imports of Gliatech's only U.S. product, Adcon-L, an anti-scarring gel used in back surgery, and prevented the company from selling it in this country.

         Gliatech, which had booked four successive profitable quarters, temporarily fell into the red, though it got the product back on the market in January.

         Once Adcon-L got FDA approval, Pinkas said, "we had people banging on our door all the time to purchase us."

         Robin Young, an analyst at Stephens Inc., said that many companies are trying to get into the business of preventing adhesion after surgery, since 55 percent of all surgery patients experience the problem.

         When Guilford made its proposal to Gliatech on April 13, Oesterling and other Gliatech representatives told Smith that the bid was too low. But the companies and their advisers kept on meeting, even as Gliatech managers met separately with another prospective suitor.

         Ultimately, Gliatech's board accepted Guilford's offer of 1.38 Guilford shares for each Gliatech share, or a total of $207 million when it was announced. Dausch characterized that bid as acceptable.

         Dausch said that Guilford was "much more of a strategic fit" than the others. Guilford isn't profitable but has a big cash hoard and promising technology to treat Parkinson's disease. Guilford is focused more on developing its research than on delivering short-term earnings.

         If the deal is consummated, Gliatech expects to leave only its small manufacturing facility in the Cleveland area, which employs fewer than a dozen.

         Should Gliatech decide to back out of the deal, it would have to pay Guilford $6.5 million and expenses of up to $1.5 million.